Monaker Group, Inc. 8-K

Exhibit 10.2

CONSULTING AGREEMENT BETWEEN

SIMON ORANGE

AND

MONAKER GROUP, INC.

==================================

This Consulting Agreement is being entered into between MONAKER GROUP, INC. (“MONAKER”) and SIMON ORANGE on 8th of September 2016.

Simon Orange will provide ongoing consulting services to MONAKER GROUP INC by aiding the company in financial, organizational and developmental advice over the next 12 months of its development. Additionally the company recognizes the assistance provided by Simon Orange in facilitating the closing of the company’s private placement funding of $750,000 through the direction of $370,000 in new funding.

As such, at the time of closing the $750,000 private placement, the company will agree to issue to Simon Orange (or such entities as he directs)

-	a such payment of $50,000 USD and
-	20,000 Monaker Common shares valued at $2.50/share plus

-          20,000 Warrants with a 1 year term at the exercise price of $2.50/share.

This Agreement is governed by and construed in accordance with the laws of the State of Florida and both parties irrevocably covenant and agree to submit to the jurisdiction of the State and Federal Courts in the State of Florida for purposes of any such action or proceedings and agree that the venue of any such action or proceeding may be laid in Broward County, Florida, and waives any claim that the same in an inconvenient forum.

This document supersedes any other previous agreements drafted to settle this matter.

In witness whereof, the undersigned has executed this Agreement at of the date set forth above.

SIMON ORANGE	MONAKER GROUP INC

/s/ Simon Orange	/s/ William Kerby
By: Simon Orange	By: William Kerby
Authorized Signatory	Authorized Signatory
2690 Weston Road, Suite 200
Weston, FL 33331

Monaker Group, Inc. • 2690 Weston Road, Suite 200 • Weston, Florida 33331